Exhibit 23.4

CONSENT OF PAMELA DE MARK,

P. GEO., BAPPSC (APP GEO, HONS), MAUSIMM

To:	United States Securities and Exchange Commission

Re:	Expert Consent for Annual Report on Form 40-F

A technical report “Pan American Silver Corp. Navidad Project, Chubut Province, Argentina: Preliminary Assessment” and dated effective January 14, 2011, (the “Technical Report”) was prepared for Pan American Silver Corp. (the “Corporation”) in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects by Pamela De Mark, P. Geo. BAppSc (App Geo, Hons), MAusIMM, in whole or in part, and filed with applicable securities regulatory authorities.

The undersigned does hereby consent to the written disclosure of the Technical Report and the extracts from, or summary of, or references to the Technical Report and other scientific and technical information relating solely to the Corporation by the Corporation in the annual information form of the Corporation, dated March 24, 2016 (the “AIF”) and in the Annual Report on Form 40-F of the Corporation, dated March 24, 2016 (the “40-F”). The undersigned does also hereby consent to the reference to my name in the AIF and the 40-F.

The undersigned consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-180494, 333-180495 and 333-206162) and on Form F-10 (File No. 333-195220) of the references to my name and the above mentioned information in the AIF and 40-F.

The undersigned does hereby confirm that I have read the AIF and the 40-F and have no reason to believe that there are any misrepresentations in the information contained in the AIF or the 40-F that are (a) derived from the Technical Report; or (b) within my knowledge as a result of the services I performed in connection with the Technical Report.

Dated this 24th day of March, 2016.

Signed: “Pamela DeMark”
Pamela De Mark,
P. Geo., BAppSc (App Geo, Hons), MAusIMM